SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 17, 2004

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(c)

Exhibits.

99  Notice to the executive officers and directors of Huffy Corporation, dated May 17, 2004, concerning the delay of the Company’s scheduled pension blackout period

Item 11.

Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

Huffy Corporation (the “Company”) previously announced a blackout period under the Huffy Corporation 401(k) Savings Plan and the Huffy Corporation 401(k) Savings Plan for Hourly-Rate Employees of Huffy Sports Division (the “Plans”) in connection with a change in the outside administration and record keeping company for the Plans.  Notice of the blackout period was given to the executive officers and directors of the Company and filed with the Securities and Exchange Commission in a report on Form 8-K dated April 22, 2004.  The blackout period was expected to begin on May 24, 2004 and to end on June 14, 2004.  The change of administrators and the related blackout period, however, have been postponed until after the release of the Company’s first quarter earnings.

On May 17, 2004, the Company sent a notice to its directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, notifying them of the postponement in the blackout period.  A copy of the notice sent to directors and executive officers is attached as Exhibit 99 hereto and is incorporated by reference.  The Company will send its directors and executive officers an updated notice once the new conversion date and blackout period have been determined.

The person designated by the Company to respond to inquiries about the blackout period is Ms. Nancy A. Michaud, Senior Vice President - General Counsel and Secretary, 225 Byers Road, Miamisburg, Ohio 45342, (937) 865-5431.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: May 17, 2004	By: /s/ Robert W. Lafferty Robert W. Lafferty Senior Vice President – Finance, Chief Financial Officer and Treasurer

Exhibit 99

HUFFY

CORPORATION

To:	Board of Directors and Executive Officers of Huffy Corporation
From:	Corporate Benefits Advisory Committee
Date:	May 17, 2004
Subject:	Delay of Pension Blackout Period

Huffy Corporation ("Issuer"), as plan sponsor of the Huffy Corporation 401(k) Savings Plan and the Huffy Corporation 401(k) Savings Plan for Hourly-Rate Employees of Huffy Sports Division (the "Plans"), previously notified you of its decision to change record-keepers from MFS to the Principal Financial Group (“The Principal”) and the related blackout period associated with such conversion.

This notice is being forwarded to notify you that the change of such administrators and the related blackout period has been postponed until after the release of the Issuer’s first quarter earnings.  We will provide you with further notice once a new conversion date and blackout period have been determined.

If you have any questions, please contact Nancy Michaud at 225 Byers Road, Miamisburg, Ohio 45342.